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                                                            EXHIBIT 10(s)




                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT



This Amendment is made as of the 1st day of March, 1996, by and between Gerald
N. Agranoff (hereafter "Officer") and DATAPOINT CORPORATION, both of whom are located at 8400 Datapoint Drive, San Antonio, Texas 78229-8500 (hereafter "Datapoint"), to modify the prior agreement of the parties dated October 1, 1994 (hereafter "Agreement").

1.   Effect.  In the event of any conflict between the terms of the Agreement
     ------
     and this Amendment, the terms of this Amendment shall prevail.

2.   Salary.  Section 3 of the Agreement is amended as follows:
     ------

     "Officer's salary shall be a minimum of Two Hundred Thousand U.S. dollars ($200,000) per year, payable bi-weekly in arrears effective as of the 1st day of March, 1996."


Intending to be bound, the parties hereunto set their hands.



OFFICER                       DATAPOINT CORPORATION




/s/ Gerald N. Agranoff        /s/ Asher B. Edelman
- ----------------------        -----------------------------
    Gerald N. Agranoff            Asher B. Edelman,
                                  Chairman of the Board



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                              DATAPOINT CORPORATION


                         Performance Bonus Criteria for
                               Gerald N. Agranoff
                                       for
                          Fiscal Year Ending July, 1996




Sale of auto business                             $50,000.

Successful negotiation of significant issues      $25,000.

Patent defense                                    $15,000.

Reduction of legal expenses per plan              $10,000.












/s/ Gerald N. Agranoff                   /s/ Asher B. Edelman
- --------------------------              -------------------------
    Gerald N. Agranoff                       Asher B. Edelman,
                                             Chairman of the Board




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                              EMPLOYMENT AGREEMENT


This Agreement ("Agreement"), shall govern the employment of Gerald N. Agranoff ("officer") as General Counsel and Corporate Secretary of Datapoint Corporation ("Datapoint"), a Delaware Corporation with a principal place of business at 8400 Datapoint Drive, San Antonio, Texas 78229-8500. this Agreement shall be for employment effective October 1, 1994.

1. Position. The parties agree that the Officer is employed as General Counsel and Corporate Secretary of Datapoint. Officer shall report to the Chairman and President, and shall devote such time and attention to the duties of General Counsel and Corporate Secretary as they shall direct. Datapoint understands and acknowledges that Officer may engage in other activities either as an employee or principal, provided such other activity does not conflict with the business of Datapoint. In addition, Datapoint understands and acknowledges that Officer is and will remain Counsel to, and is compensated for such services by, the law firm of Pryor, Cashman, Sherman & Flynn in New York City, a law firm that represents and performs legal services for Datapoint.

2. Term. The term of the Officer's employment shall be indefinite, subject to the provisions on termination set forth elsewhere herein.

3. Salary. Officer's salary shall be a minimum of One Hundred Fifty Five Thousand U.S. Dollars ($155,000) per year, payable bi-weekly in arrears.

4. Performance Bonus. Officer shall be entitled to an annual performance bonus based upon a target amount of not less than thirty percent (30%) of his base salary and specific qualification criteria to be set by Datapoint. Officer shall be eligible for a pro-rated portion of this bonus for fiscal year 1995 provided he remains in the employ of Datapoint through the close of that year. Officer shall not be eligible for this bonus for any fiscal year which is not completed prior to the termination of his employment.

5. Stock Options. Officer shall be recommended to the Compensation Committee of Datapoint for a stock option of 50,000 shares of Datapoint Common Stock at fair market value. This option will vest in three (3) equal annual installments, exercisable over a period of three years.

6. Benefits. Officer shall be entitled to standard employee benefits plus the following benefits:

     a. Participation in the Executive Medical Plan by Officer and family at no cost to Officer.



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     b.   Group term life insurance under the U.S. Executive Life Plan as it may be amended from time to time.

     c. Datapoint payment/reimbursement of Club dues capped at $1,500 annually.

     d.   An automobile allowance of $600.00 per month.

7.   Termination.

     7.1 By Officer. Officer may terminate his employment at his own behest upon ninety days written notice to Datapoint without any termination liability of either party to the other, other than Datapoint's obligation to pay Officer any earned but unpaid salary and bonus or reasonable unreimbursed business expenses, and any rights of Officer under any stock option and/or indemnity agreements between Datapoint and Officer.

     7.2 By Datapoint. The termination of Officer's employment at the behest of Datapoint at any time, other than for cause, shall require Datapoint to pay Officer not more than the sum of $100,000.

          This amount shall be paid in bi-weekly installments equal to the payroll payments previously made to Officer prior to such termination, with the last such payment being in whatever amount is required to complete Datapoint's obligation to Officer. Officer shall also be entitled to a six (6) month employee (not Executive) medical benefit continuations, plus any performance bonus to which he might be entitled to under the provision of Section 4 hereof. Datapoint shall further remain liable to Officer for any earned but unpaid salary or reasonable unreimbursed business expenses, and any rights of Officer under any stock and/or indemnity agreements between Datapoint and Officer. This amount shall be reduced by any termination payments and/or benefits required to be separately paid to Officer by law.

8. Successors in Interest. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of Datapoint by merger or consolidation or any purchaser or assignee of all or substantially all of its assets, but neither this Agreement nor any rights or benefits hereunder may otherwise be assigned by either party hereto.

9. Invalid Provision. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.



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10.  Venue.  The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve, shall be resolved by the courts of competent jurisdiction of Bexar County, Texas.

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Texas applicable to agreements made and to be performed entirely in Texas.

12. Entire Agreement. This Agreement shall constitute the entire agreement between the parties superseding all prior agreements, and may not be modified, amended or waived except by written agreement signed by both parties hereto.





DATAPOINT CORPORATION                   Gerald N. Agranoff



/s/ DORIS D. BENCSIK                   /s/ GERALD N. AGRANOFF
- ------------------------------          -------------------------
Doris D. Bencsik, President             Gerald N. Agranoff
and Chief Operating Officer


Date: 9/26/94                           Date: 9/26/94